ENDORSEMENTS

This endorsement modifies the Death Benefit Provisions of the policy to which it is attached.

Type C Death Benefit

This endorsement adds a Type C death benefit to the Type A and Type B death benefits described in this contract under Death Benefit Provisions. We show the type of death benefit that applies to this contract under Type of Death Benefit.

If this contract has a Type C death benefit, the death benefit on any date is equal to the greater of (1) and (2) where: (1) is the basic insurance amount plus the lesser of (a) the total premiums paid minus total withdrawals from this contract, both accumulated at the rate(s) displayed in the contract data pages and (b) the contract fund before deduction of any monthly charge due on that date plus the product of the Type C Limiting Amount multiplied by the Type C Death Benefit Factor both found in the Contract Limitations section of the Contract Data Pages, and (2) is the contract fund before deduction of any monthly charges due on that date, multiplied by the attained age factor that applies. For the purpose of determining the Type C death benefit, the total premiums paid will not include any charge to reinstate the contract as described under Reinstatement.

For the purpose of computing the death benefit, if the contract fund is less than zero we will consider it to be zero. Your basic insurance amount and attained age factors are shown in the contract data pages.

Changing From Type C Death Benefit

When changing from a Type C death benefit, the total premiums paid will not include any charge to reinstate this contract.

Type C to A

If you are changing from a Type C to a Type A death benefit, we will change the basic insurance amount by adding the lesser of (a) the total premiums paid minus total withdrawals from this contract both accumulated at the rate(s) displayed in the contract data pages and (b) the contract fund before deduction of any monthly charge due on that date plus the product of the Type C Limiting Amount multiplied by the Type C Death Benefit factor, both determined on the date the change takes effect.

Type C to B

If you are changing from a Type C to a Type B death benefit, we first find the difference between (1) the contract fund and (2) the lesser of (a) the total premiums paid minus total withdrawals from this contract, both accumulated at the rate(s) displayed in the contract data pages and (b) the contract fund before deduction of any monthly charge due on that date plus the product of the Type C Limiting Amount multiplied by the Type C Death Benefit Factor, both determined on the date the change takes effect. If (2) is larger that (1), we will increase the basic insurance amount by that difference. If (1) is larger than (2), we will reduce the basic insurance amount by that difference.

Changing to Type C Death Benefit

Changes to a Type C death benefit are not permitted.

If the change in the type of death benefit results in a reduction in basic insurance amount, the basic insurance amount after the decrease must be at least equal to the minimum basic insurance amount, which we show under Contract Limitations in the contract data pages. We may also deduct a surrender charge and administrative charge as described in the Change in Basic Insurance Amount provision.

A change in the type of death benefit will take effect only if we approve your request at our Home Office. If we approve the change, we will recomputed the contract’s charges, values and limitations shown in the contract data pages. The change will take effect on the monthly date that coincides with or next follows the date we approve your request. We will send you new contract data pages showing the amount and effective date of the change in basic insurance amount and the recomputed charges, values and limitations.

Changing the Type C Death Benefit Interest Rate

Starting on the first contract anniversary, you may change the interest rate for the Type C death benefit once each contract year before the contract anniversary following the Insured’s 100th birthday (or the younger Insured’s 100th birthday if there are two Insureds). You may choose a rate between 0% and 8% in % increments. This change will become effective on the monthly date on or after the date we receive your request.

On or after the contract anniversary immediately following the Insured’s 100th birthday (or the younger Insured’s 100th birthday if there are two Insureds), the Type C death benefit interest rate is zero.

Your request to change the type of death benefit or the Type C death benefit interest rate must be in a form that meets our needs. We may require you to send us this contract before we make the change.

Pruco Life Insurance Company,

By /s/ Clifford E. Kirsch
                     Secretary

PLI 492--2003